EXHIBIT 10.1

July 20, 2017

Mr. Brent Suen

President & CEO

Weyland Tech, Inc.

9F The Wellington

198 Wellington Street

Central, HGK, China

Delivered:   07/20/17     Via Email to: info@weyland-tech.com

Dear Brent,

The purpose of this strategic consulting agreement (the "Agreement") is to set forth the terms and conditions pursuant to which TMC ("TMC"), shall act as exclusive advisor for a strategic investment with Weyland Tech, Inc. (“The Company”), a US holding company Headquartered in Hong Kong with offices in the US and Singapore (OTCQB-WEYL) and all affiliates (also the "Company") and introduce the Company to one or more strategic investors (“Investors”) in connection to a proposed private placement (the "Private Placement") of equity of the Company.  TMC will only be working on a non-exclusive placement agent on any capital raises of common and preferred stock offerings.  The capital is needed for M&A and expansion for investments into IP, marketing, customer buildout in Indonesia, strategic investments into partner companies in the mobile apps space and M&A of selected companies.  The definition of Strategic Investor is: “an investor (typically a company) that invests primarily for strategic rather than financial (return) purposes.”

The gross proceeds from the transaction are proposed to be approximately $10 million of equity.  Such final amount of gross proceeds on terms that will be mutually agreed upon by both parties.  The terms and final structure of such “best efforts” Private Placement, or Negotiated Transaction including the amount, identified use of proceeds, closing conditions and the specific type of Securities to be issued shall be mutually agreed upon by the Company, TMC and the Investor(s).

The parties hereto hereby agree that the Company shall pay to TMC the fees and compensation set forth below if there is any closing and funding of an equity financing directly to be paid out of the Escrow Account that will be set up between Investors and Company, (including without limitation the Private Placement) for the Company (a "Financing") within twelve (12) months of the date of this Agreement with any investors to whom the Company was introduced by TMC, either directly or indirectly, or whom were contacted by TMC and identified to the Company pursuant to this agreement, regardless of whether this Agreement was previously terminated.

In the consideration of the services rendered by TMC under this Agreement, the Company agrees to pay TMC the following fees and other compensation:

(a)

A Two -Percent (2%) cash fee payable immediately upon the closing and funding of any portion of any privately placed preferred stock or common stock.

This Agreement shall be governed by and construed in accordance with the laws of Singapore, without regard to conflicts of law principles. Any dispute arising out of this agreement shall be adjudicated in the courts in Singapore, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth here in shall be deemed adequate and lawful.  The Parties may alternately agree to move any litigation to Arbitration in Singapore.

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understanding with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Best Regards,

TMC PRIME PTE. LTD

By: /s/ BF Kiam_______________________

Managing Director

ACCEPTED AND AGREED TO:

Weyland Tech, Inc.

By: /s/ Brent Suen

Date: __________

Brent Suen, CEO